As filed with the Securities and Exchange Commission on April 22, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KABUSHIKI KAISHA MITSUBISHI UFJ FINANCIAL GROUP

(Exact Name of Registrant as Specified in Its Charter)

MITSUBISHI UFJ FINANCIAL GROUP, INC.

(Translation of Registrant’s name into English)

Japan	98-0521973
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4-5, Marunouchi 1-chome

Chiyoda-ku, Tokyo 100-8330, Japan

(Address of Principal Executive Offices) (Zip Code)

MUFG Americas Holdings Corporation Stock Bonus Plan

(Full Title of the Plan)

Monique Morreale

General Counsel

MUFG Americas Holdings Corporation

1251 Avenue of the Americas

New York, New York 10020-1104

+1-212-782-4000

(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Tong Yu, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Fukoku Seimei Bldg. 2nd Floor

2-2, Uchisaiwaicho 2-chome

Chiyoda-ku, Tokyo 100-0011, Japan

+81-3-3597-8101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Mitsubishi UFJ Financial Group, Inc. (the “Registrant”) pursuant to General Instruction E to Form S-8 (“General Instruction E”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering an additional 35,000,000 shares of common stock of the Registrant to be issued under the MUFG Americas Holdings Corporation Stock Bonus Plan (the “Plan”).

The Plan was originally adopted effective as of August 27, 2012, by MUFG Bank, Ltd. (formerly The Bank of Tokyo-Mitsubishi UFJ, Ltd.), New York Branch, a branch of a wholly owned subsidiary of the Registrant, and amended and restated effective June 8, 2015, to reflect the assumption and adoption of the Plan by MUFG Americas Holdings Corporation, a wholly owned subsidiary of the Registrant.

In accordance with General Instruction E, the previously filed Registration Statements on Form S-8 (File No. 333-230590) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) on March 29, 2019, Form S-8 (File No. 333-204845) filed by the Registrant with the Commission on June 10, 2015, and Form S-8 (No. 333-187274), filed by the Registrant with the Commission on March 15, 2013, in respect of the Plan, are hereby incorporated by reference except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428 under the Securities Act. Under the rules of the Commission, such documents are not required to be, and are not, filed with the Commission but constitute, together with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Mitsubishi UFJ Financial Group, Inc., 4-5 Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8330, Japan, Attention: Financial Planning Division, Telephone number: +81-3-3240-8111.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents, or sections of documents, as applicable, filed by the Registrant with the Commission are incorporated herein by reference and made a part hereof to the extent not superseded by reports or other information subsequently filed or furnished:

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended March 31, 2025 filed with the Commission on July 7, 2025 (File No. 000-54189);

(b)	The Registrant’s current report on Form 6-K relating to changes of representative corporate executives, dated December 16, 2025;

(c)

The Registrant’s current report on Form 6-K, including the exhibits thereto, relating to the Registrant’s unaudited U.S. GAAP financial condition and results of operations as of and for the six months ended September 30, 2025, dated December 29, 2025;

(d)

The Registrant’s current report on Form 6-K relating to the Registrant’s unaudited financial information under Japanese GAAP as of and for the nine months ended December 31, 2025, dated February 9, 2026, except for any forward-looking statements which were made as of the date thereof and any reference therein to information on the Registrant’s website;

(e)	The Registrant’s current report on Form 6-K relating to the Registrant’s regulatory capital ratios as of December 31, 2025, dated February 13, 2026;

(f)	The Registrant’s current report on Form 6-K relating to the progress on and completion of the Registrant’s common stock repurchase, dated March 2, 2026;

(g)	The Registrant’s current report on Form 6-K relating to changes of Representative Corporate Executives, dated March 5, 2026;

(h)

All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since March 31, 2025, or deemed by the Registrant to be incorporated by reference into the Registrant’s registration statement filed under the Securities Act; and

(i)

The descriptions of the Registrant’s common stock and American depositary shares, which are included in Exhibit 2(c) to the Registrant’s annual report on Form 20-F for the fiscal year ended March 31, 2024, filed with the Commission on July 30, 2024 (File No. 000-54189), and any amendments, reports or other documents filed with the Commission for the purpose of updating such descriptions.

In addition, all documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, or deemed by the Registrant to be incorporated by reference into the Registrant’s registration statement filed under the Securities Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

Article 330 and Article 402, Paragraph 3 of the Companies Act of Japan (the “Companies Law”) makes the provisions on mandate contained in Section 10, Chapter 2, Part III of the Civil Code of Japan (the “Civil Code”) applicable to the relationship between the Registrant and its directors and corporate executives, respectively. Section 10, Chapter 2, Part III of the Civil Code, among other things, provides in effect that:

(a) Any director or corporate executive of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him or her;

(b) If a director or a corporate executive of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him or her, he or she may demand reimbursement therefor and interest thereon after the date of payment from such company;

(c) If a director or a corporate executive has assumed an obligation necessary for the management of the affairs of a company entrusted to him or her, he or she may require such company to perform it in his or her place or, if it is not due, to furnish adequate security; and

(d) If a director or a corporate executive, without any fault on his or her part, sustains damage through the management of the affairs of a company entrusted to him or her, he or she may demand compensation therefor from such company.

Under the Companies Act and the Registrant’s articles of incorporation, the Registrant may exempt, by resolution of the board of directors, its directors and corporate executives from liabilities to the Registrant arising in connection with their failure to execute their duties in good faith and without gross negligence within the limits stipulated by applicable laws and regulations.

In addition, the Registrant has entered into a liability limitation agreement with each outside director and non-executive director which limits the maximum amount of their liability to the Registrant arising in connection with a failure to execute their duties in good faith and without gross negligence to the greater of either ¥10 million or the aggregate sum of the amounts prescribed in Paragraph 1 of Article 425 of the Companies Act and Articles 113 and 114 of the Companies Act Enforcement Regulations.

The Registrant has in place a directors’ and officers’ liability insurance policy, which indemnifies its directors and corporate executives against liability arising from certain acts performed or omission thereof in their respective capacities.

Item 8. Exhibits.

Exhibit No.	Document Description

4.1	Articles of Incorporation of Mitsubishi UFJ Financial Group, Inc., as amended on June 29, 2022 (English translation)*

4.2	Share Handling Regulations of Mitsubishi UFJ Financial Group, Inc., as amended on August 2, 2022 (English Translation)*

4.3	Form of American Depositary Receipt.**

4.4	Form of Deposit Agreement, amended and restated as of December 22, 2004, among Mitsubishi Tokyo Financial Group, Inc. (subsequently renamed Mitsubishi UFJ Financial Group, Inc.), The Bank of New York Mellon and the holders from time to time of American Depositary Receipts issued thereunder.**

4.5	MUFG Americas Holdings Corporation Stock Bonus Plan (formerly, The Bank of Tokyo-Mitsubishi UFJ, Ltd. Headquarters for the Americas Stock Bonus Plan).***

4.6	Trust under the MUFG Americas Holdings Corporation Stock Bonus Plan (formerly, Trust under The Bank of Tokyo-Mitsubishi UFJ, Ltd. Headquarters for the Americas Stock Bonus Plan).***

4.7	Form of MUFG Americas Holdings Corporation Stock Bonus Plan Restricted Share Unit Agreement.***

23.1	Consent of Deloitte Touche Tohmatsu LLC.****

23.2	Consent of Deloitte & Touche LLP.****

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).

107	Filing Fee Table.****

*	Incorporated by reference to our annual report on Form 20-F (File No. 000-54189) filed on July 30, 2024.
**	Incorporated by reference to our annual report on Form 20-F (File No. 000-54189) filed on July 12, 2018.
***	Incorporated by reference to the Registrant’s registration statement on Form S-8 (No. 333-204845) previously filed with the Commission on June 10, 2015.
****	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, Japan on April 22, 2026.

MITSUBISHI UFJ FINANCIAL GROUP, INC.

By:	/s/ Jun Togawa
Jun Togawa
Senior Managing Corporate Executive and Group Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jun Togawa as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hironori Kamezawa Hironori Kamezawa	Director, President & Group Chief Executive Officer (principal executive officer)	March 25, 2026

/s/ Jun Togawa Jun Togawa	Senior Managing Corporate Executive and Group Chief Financial Officer (principal financial and principal accounting officer)	March 24, 2026

/s/ Keiko Honda Keiko Honda	Director	March 26, 2026

/s/ Satoko Ohta Satoko Ohta	Director	March 27, 2026

/s/ Hirofumi Nomoto Hirofumi Nomoto	Director	March 26, 2026

/s/ Mari Elka Pangestu Mari Elka Pangestu	Director	March 26, 2026

/s/ Hiroshi Shimizu Hiroshi Shimizu	Director	March 26, 2026

/s/ David Sneider David Sneider	Director	March 26, 2026

/s/ Miyuki Suzuki Miyuki Suzuki	Director	March 26, 2026

/s/ Koichi Tsuji Koichi Tsuji	Director	March 26, 2026

/s/ Teruhisa Ueda Teruhisa Ueda	Director	March 26, 2026

Signature	Title	Date

/s/ Ryoichi Shinke Ryoichi Shinke	Director	March 27, 2026

/s/ Takayuki Yasuda Takayuki Yasuda	Director	March 27, 2026

/s/ Kanetsugu Mike Kanetsugu Mike	Director, Chairman	March 26, 2026

/s/ Junichi Hanzawa Junichi Hanzawa	Director	March 26, 2026

/s/ Makoto Kobayashi Makoto Kobayashi	Director	March 26, 2026

/s/ Hiroshi Kubota Hiroshi Kubota	Director	March 27, 2026

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Mitsubishi UFJ Financial Group, Inc., has signed this Registration Statement or amendment thereto on April 16, 2026.

MUFG AMERICAS HOLDINGS CORPORATION

By:	/s/ Mark Thumser
Mark Thumser
Chief Financial and Strategy Officer for the Americas